SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of Earliest Event Reported): December 16, 1996



                          Xechem International, Inc.
            (Exact name of Registrant as Specified in its Charter)



      Delaware                  0-23788                   22-3284803
(State of Incorporation) (Commission File No.) (IRS Employer Identification No.)



                       100 Jersey Avenue, Bldg. B, #310
                          New Brunswick, N.J. 08901
                   (Address of Principal Executive Offices)


Registrant's telephone number, including area code:      (908) 247-3300

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Item 5.  Other Events

      On December 16, 1996, Xechem International, Inc. (the "Company") received a notice from the Nasdaq Stock Market ("Nasdaq") regarding the possible delisting of the Company's common stock and warrants from the Nasdaq SmallCap Market due to failure to maintain a minimum bid price of $1.00 or, in the alternative, to maintain capital and surplus of $2,000,000 and a public float of $1,000,000 or more.

      The Company had previously provided a response to Nasdaq stating that, among other things, the Company believes that the equity infusion contemplated by its November 18, 1996 stock purchase agreement with David Blech (the "Purchase Agreement"), previously announced, if fully funded, will bring the Company's capital and surplus to substantially in excess of $2,000,000 . The Company also stated that the value of its public float at all relevant times exceeded $1,000,000. In addition, the Company expressed its willingness to take such other actions as may be appropriate to maintain the Company's compliance with the Nasdaq listing standards.

      On December 16, 1996, the Company received a letter from Nasdaq stating that Nasdaq has not accepted the Company's plan of compliance and raising certain concerns. A copy of the Nasdaq letter is attached hereto as Exhibit A and incorporated herein by reference.

      The Company believe, but can provide no assurances, that it has not violated Nasdaq's voting rights policy, and that the transactions contemplated by the Purchase Agreement are in the best interests of the Company and its public stockholders. The Company obtained a fairness opinion from The Griffing Group, Inc. in connection with the transactions contemplated by the Purchase Agreement.

      The Company intends to appeal the staff's decision and request a hearing of the staff's determination. Should a hearing not be held or should Nasdaq not provide the Company an extension of time in which to achieve continued listing, the Company's common stock and warrants will be delisted from Nasdaq effective with the opening of business on December 26, 1996. The Company intends to use its best efforts to assure Nasdaq that its present plans will enable the Company to meet Nasdaq's listing standards, and that the Company has not violated Nasdaq's requirements in a manner that should cause the delisting of the Company's securities. However, the Company can provide no assurances that its plan as presently contemplated, or as it may be modified, will satisfy Nasdaq's listing concerns.




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                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  Xechem International, Inc.



                                    By:        /s/ Ramesh C. Pandey
                                      Dr. Ramesh C. Pandey, President and Chief
                                                 Executive Officer





Dated: December 18, 1996


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